EXHIBIT 99.2



                                                          For Immediate Release

CONTACT: Anne A. Tarbell
         (212) 451-3030
         www.triarc.com



           TRIARC ADOPTS NEW $50 MILLION STOCK REPURCHASE PROGRAM AND CONTINUES TO PAY HIGHER DIVIDEND ON CLASS B COMMON STOCK,
                                    SERIES 1


New York, NY, June 5, 2007 -- Triarc Companies, Inc. (NYSE: TRY, TRY.B) announced today that it has adopted a new $50 million Class A Common Stock and Class B Common Stock, Series 1, repurchase program that will replace Triarc's current stock repurchase program when it expires on June 30, 2007. The new stock repurchase program will remain in effect until December 28, 2008 and will allow the Company to continue repurchasing Class A and Class B shares when and if market conditions warrant and to the extent legally permissible.

     Since 1998, Triarc has repurchased approximately $340 million of its stock, including approximately 10 million Class A Common Shares for approximately $214 million and all of the then outstanding approximately 6 million Class B Common Shares for approximately $127 million. As of April 30, 2007, Triarc had 28,859,184 shares of Class A Common Stock and 63,746,932 shares of Class B Common Stock, Series 1, outstanding.

     The Board of Directors also determined that until December 30, 2007, the Company will continue to pay regular quarterly cash dividends on the Class B Common Stock, Series 1, that are at least 110% of any regular quarterly cash dividends that are paid on the Class A Common Stock, if any regular quarterly cash dividends are paid on the Class A Common Stock.

     The Board of Directors has not yet made any determination of the relative amounts of any regular quarterly cash dividends that will be paid on the Class A Common Stock and Class B Common Stock, Series 1, after December 30, 2007. After December 30, 2007, each share of Class B Common Stock, Series 1, is entitled to at least 100% of any regular quarterly cash dividend paid on each share of Class A Common Stock.

     The Certificate of Designation for the Class B Common Stock, Series 1, provides that the Class B Common Stock, Series 1, was entitled, through September 4, 2006, to receive regular quarterly cash dividends that are at least 110% of any regular quarterly cash dividends that were paid on the Class A Common Stock. However, the Board previously extended that date until June 30, 2007.

     Triarc is a holding company and, through its subsidiaries, is the franchisor of the Arby's restaurant system and the owner of approximately 94% of the voting interests, 64% of the capital interests and at least 52% of the profits interests in Deerfield & Company LLC (Deerfield), an asset management firm. The Arby's restaurant system is comprised of approximately 3,600 restaurants, of which, as of April 1, 2007, 1,061 were owned and operated by our subsidiaries. Deerfield, through its wholly-owned subsidiary Deerfield Capital Management LLC, is a Chicago-based asset manager offering a diverse range of fixed income and credit-related strategies to institutional investors with approximately $14.2 billion under management as of May 1, 2007.

                                      # # #

                                 Notes to Follow

                                      Notes

1. There can be no assurance that any share repurchases will be made in the future or that any such repurchases will result in additional shareholder value.

2. There can be no assurance that any additional regular quarterly cash dividends will be declared or paid after the date hereof, or of the amount or timing of such dividends, if any. Any future dividend payments, if any, are subject to applicable law, will be made at the discretion of the Board and will be based on such factors as Triarc's earnings, financial condition, cash requirements and other factors.